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CUSIP No. 443678107                                               Page 11 of 13
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                                                                       Exhibit 1

                            FORM OF VOTING AGREEMENT

                                December 16, 1997


Progressive Bank, Inc.
1301 Route 52
Fishkill, New York  12524

Ladies and Gentlemen:

     The undersigned is a director of Hudson Chartered Bancorp, Inc. ("Hudson Chartered") or a director of its principal subsidiary bank, and is the beneficial holder of shares of common stock, par value $0.80 per share, of Hudson Chartered ("Hudson Chartered Common Stock").

     Hudson Chartered Bancorp, Inc. and Progressive Bank, Inc. ("Progressive") are considering execution of an Agreement and Plan of Reorganization and a related Plan of Merger (collectively, the "Merger Agreement") contemplating a merger of Progressive with Hudson Chartered (the "Merger"), with Hudson Chartered as the corporation surviving the Merger (the "Continuing Corporation"), such execution being subject in the case of Progressive to the execution and delivery of this Agreement. In consideration of the substantial expenses that Progressive will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce Progressive to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees, undertakes and represents, in his capacity as a shareholder of Hudson Chartered and not in his capacity as a director of Hudson Chartered, as follows:

     1. The undersigned will vote or cause to be voted for approval of the Merger Agreement all of the shares of Hudson Chartered Common Stock the undersigned is entitled to vote with respect thereto.

     2. The undersigned will not effect any transfer or other disposition of any of the undersigned's shares of Hudson Chartered Common Stock until Hudson Chartered's shareholders have voted to approve the Merger Agreement or until the Merger Agreement has been terminated pursuant to the terms thereof. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the benefit of the transferee. Any transfer or other disposition in violation of the terms of this paragraph 2 shall be null and void. The terms of this paragraph 2 shall not apply to any transfer or other disposition pursuant to the terms of any pledge of Hudson Chartered Common Stock made by the undersigned and existing at the date hereof, provided that the undersigned will not pledge or otherwise encumber any additional shares of Hudson Chartered Common Stock during the period specified in the first sentence of this paragraph.

      3. Notwithstanding the foregoing, the undersigned agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of Hudson Chartered common stock or shares of Progressive common


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CUSIP No. 443678107                                               Page 12 of 13
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stock, during the period commencing 30 days prior to the effective date of the
Merger and ending on the date on which financial results covering at least 30 days of post-Merger combined operations of Hudson Chartered and Progressive have been published within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the SEC, provided, however, that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of Hudson Chartered common stock or shares of Progressive common stock which, in Progressive's sole judgment, are individually and in the aggregate de minimis within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the SEC.

     4. The Undersigned agrees that neither Hudson Chartered nor Progressive shall be bound by any attempted sale or other transfer of any shares of Hudson Chartered common stock or shares of Progressive common stock, and Hudson Chartered's and Progressive's respective transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale or other transfer, unless the sale has been effected in compliance with the terms of this Agreement; and further agrees that the certificate representing shares of Hudson Chartered common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Agreement.

     5. The undersigned acknowledges and agrees that the provisions of paragraphs 3 and 4 hereof also apply to shares of Progressive common stock and shares of Hudson Chartered common stock owned by (a) his or her spouse, (b) any of his or her relatives or relatives of his or her spouse occupying his or her home, and (c) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (d) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest.

     6. The undersigned represents that he or she has no plan or intention to sell, exchange, or otherwise dispose of any shares of Progressive common stock or shares of Hudson Chartered common stock prior to expiration of the time period referred to in paragraph 3 hereof.

     7. The undersigned represents that he or she has the capacity to enter into this Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     8. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Progressive shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.


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CUSIP No. 443678107                                               Page 13 of 13
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     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                    Very truly yours,



                                    --------------------------------



Accepted and agreed to as of the date first above written:

PROGRESSIVE BANK, INC.



By_____________________________________